CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Proxy Statement on Form N-14 of our reports dated February 21, 2011, relating to the financial statements and financial highlights which appear in the December 31, 2010 Annual Reports to Shareholders of NVIT Worldwide Leaders Fund and NVIT International Equity Fund, which are also incorporated by reference in the Proxy Statement. We also consent to the references to us under the heading “Necessary Findings of Fact by the Trust on behalf of the Acquired Fund” in such Proxy Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, PA

April 4, 2011